Exhibit 99.1
Contact:
John Dubel, CRO
813-884-0000
ANCHOR GLASS RECEIVES COURT APPROVAL FOR DIP FINANCING
TAMPA, Florida, September 15, 2005 - Anchor Glass Container Corporation (Pink Sheets: AGCCQ) today announced that it has received final Bankruptcy Court approval for the issuance of $125 million of debtor-in-possession (“DIP”) Senior Secured Term Notes provided by certain holders of its pre-petition Senior Secured Notes and agented by Wells Fargo Bank. The proceeds from these notes will be used to repay the existing pre- and post-petition credit facilities, with the balance to be used for working capital.
“This financing gives us the ability to fund our business plan, which includes making the capital improvements required to continue providing our customers with top quality and innovative products,” said Mark Burgess, Anchor Glass’ chief executive officer. “We are pleased with this financing as it reinforces our pre-petition Senior Secured Noteholders’ commitment to Anchor Glass’ employees, suppliers and customers.”
About Anchor
Anchor Glass Container Corporation is the third largest manufacturer of glass containers in the United States. It has eight strategically located facilities where it produces a diverse line of flint (clear), amber, green and other colored glass containers for the beer, beverage, food, liquor and flavored alcoholic beverage markets.
Forward-Looking Statements
This press release includes forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements involve risks and uncertainties faced by the Company including, but not limited to, economic, competitive, governmental and technological factors outside the control of the Company that may cause actual results to differ materially from the forward-looking statements. These risks and uncertainties may include the outcome of the chapter 11 proceedings, the highly competitive nature of the glass container industry and the intense competition from makers of alternative forms of packaging; fluctuations in the prices for energy, particularly natural gas, and other raw materials; the Company’s focus on the beer industry and its dependence on certain key customers; the seasonal nature of brewing and other beverage industries; volatility in demand from emerging new markets; the Company’s dependence on certain executive officers; changes in environmental and other government regulations; and actions that may be taken by creditors and vendors. The Company operates in a changing environment in which new risk factors can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in forward-looking statements. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s annual report on Form 10-K, which could cause actual results to differ from those projected. The Company disclaims any obligation to update any forward-looking statements.